QuickLinks -- Click here to rapidly navigate through this document

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material under Rule 14a-12
AVALONBAY COMMUNITIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/	No fee required.
/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
/ /	Fee paid previously with preliminary materials.
/ /
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

[LOGO]

2900 Eisenhower Avenue, Suite 300
Alexandria, Virginia 22314

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 7, 2002

        NOTICE IS HEREBY GIVEN that the 2002 Annual Meeting of Stockholders (the "Annual Meeting") of AvalonBay Communities, Inc., a Maryland corporation (the "Company"), will be held on Tuesday, May 7, 2002 at 10:00 a.m. local time at The Ritz Carlton, 1700 Tysons Boulevard, McLean, Virginia 22102, for the following purposes:

          1. To elect the following eight (8) directors to serve until the 2003 Annual Meeting of Stockholders and until their respective successors are elected and qualify: Bryce Blair, Bruce A. Choate, John J. Healy, Jr., Gilbert M. Meyer, Charles D. Peebler, Jr., Lance R. Primis, Allan D. Schuster and Amy P. Williams.

          2. To transact such other business that may be properly brought before the Annual Meeting and at any postponements or adjournments thereof.

        Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later postponement or adjournment, the Annual Meeting may be postponed or adjourned.

        The Board of Directors has fixed the close of business on March 18, 2002 as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting and at any postponements or adjournments thereof. Only holders of record of the Company's common stock, par value $0.01 per share (the "Common Stock"), at the close of business on that date will be entitled to receive notice of and to vote at the Annual Meeting and at any postponements or adjournments thereof.

        You are requested to authorize a proxy to vote your shares by filling in and signing the enclosed proxy card, which is being solicited by the Board of Directors, and by mailing it promptly in the enclosed postage-prepaid envelope. You may also authorize a proxy to vote your shares by telephone or over the Internet by following the instructions on your proxy card. Any proxy delivered by a holder of Common Stock may be revoked by a writing delivered to the Company stating that the proxy is revoked or by delivery of a properly executed, later dated proxy. Holders of record of Common Stock who attend the Annual Meeting may vote in person, even if they have previously delivered a signed proxy or authorized a proxy by telephone or over the Internet, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously delivered proxy.

By Order of the Board of Directors

Edward M. Schulman
                    Secretary

Alexandria, Virginia
April 1, 2002

AvalonBay Communities, Inc.

2900 Eisenhower Avenue, Suite 300
Alexandria, Virginia 22314

PROXY STATEMENT

FOR 2002 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 7, 2002

April 1, 2002

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of AvalonBay Communities, Inc., a Maryland corporation (the "Company"), for use at the 2002 Annual Meeting of Stockholders of the Company to be held on Tuesday, May 7, 2002 at 10:00 a.m. local time and at any postponements or adjournments thereof (the "Annual Meeting"). At the Annual Meeting, stockholders will be asked to: (1) vote upon the election of eight directors of the Company and (2) act upon any other matters properly brought before the Annual Meeting.

        This Proxy Statement and the accompanying Notice of Annual Meeting and Proxy Card are first being sent to stockholders on or about April 1, 2002. The Board of Directors has fixed the close of business on March 18, 2002 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting (the "Record Date"). Only holders of record of the Company's common stock, par value $.01 per share (the "Common Stock"), at the close of business on the Record Date will be entitled to receive notice of and to vote at the Annual Meeting. As of the Record Date, there were 68,830,245 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Holders of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share of Common Stock held.

        The presence, in person or by proxy, of holders of a majority of all of the shares of Common Stock entitled to be cast is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and "broker non-votes" will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting. A "broker non-vote" refers to a share represented at the Annual Meeting which is held by a broker or other nominee who has not received instructions from the beneficial owner or person entitled to vote such share and with respect to which, on one or more but not all proposals, such broker or nominee does not have discretionary voting power to vote such share.

        Whether you hold shares directly as the stockholder of record or indirectly as the beneficial owner of shares held for you by a broker or other nominee (i.e., "in street name"), you may direct your vote without attending the meeting. You may vote by granting a proxy or, for shares you hold in street name, by submitting voting instructions to your broker or nominee. In most instances, you will be able to do this either over the Internet, by telephone or by mail. Please refer to the summary instructions below and those included on your proxy card or, for shares you hold in street name, the voting instruction card provided by your broker or nominee.

        By Internet — If you have Internet access, you may submit your proxy from any location in the world by following the "By Internet" instructions on the proxy card, or, if applicable, the Internet voting instructions that may be described on the voting instruction card sent to you by your broker or nominee.

        By Telephone — If you live in the United States or Canada, you may submit your proxy by following the "By Telephone" instructions on the proxy card, or, if applicable, the telephone voting instructions that may be described on the voting instruction card sent to you by your broker or nominee.

        By Mail — You may submit your proxy by signing your proxy card and mailing it in the enclosed, postage-prepaid and addressed envelope. For shares you hold in street name, you may sign the voting instruction card included by your broker or nominee and mail it in the envelope provided.

        You may change your proxy instructions at any time prior to the vote at the Annual Meeting. For shares held directly in your name, you may do this by granting a new proxy, by filing a written revocation with the Secretary of the Company at the address of the Company set forth above, or by attending the Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked, unless specifically directed. You may change your proxy instructions for shares you beneficially own by submitting new voting instructions to your broker or nominee.

        If a properly signed proxy is submitted but not marked as to a particular item, the proxy will be voted FOR the election of the eight (8) nominees for director of the Company named in this Proxy Statement. It is not anticipated that any matters other than those set forth in the Proxy Statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

        The Company's 2001 Annual Report, including financial statements for the fiscal year ended December 31, 2001, is being mailed to stockholders concurrently with this Proxy Statement. The Annual Report, however, is not part of the proxy solicitation material. A copy of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission may be obtained by writing to AvalonBay Communities, Inc., 2900 Eisenhower Avenue, Suite 300, Alexandria, Virginia 22314, Attention: Chief Financial Officer.

PROPOSAL 1
ELECTION OF DIRECTORS

        The Board of Directors currently consists of nine members. One current member of the Board of Directors, Richard L. Michaux, has determined not to stand for re-election. The Board has nominated for election the remaining eight current directors. Accordingly, eight nominees will stand for election at the Annual Meeting and if elected will serve until the 2003 annual meeting of stockholders and until their successors are elected and qualify. The following persons have been nominated by the Board of Directors to serve as directors: Bryce Blair, Bruce A. Choate, John J. Healy, Jr., Gilbert M. Meyer, Lance R. Primis, Allan D. Schuster, Charles D. Peebler, Jr. and Amy P. Williams (the "Nominees"). The Board of Directors anticipates that each of the Nominees, if elected, will serve as a director. However, if any person nominated by the Board of Directors is unable to serve or for good cause will not serve, the proxies will be voted for the election of such other person as the Board of Directors may recommend. Immediately following the Annual Meeting there will be eight directors serving on the Board of Directors and one vacancy on the Board of Directors. The proxies will not be voted for a greater number of directors than the number of nominees; however, the Board of Directors has the power to fill a vacancy subject to and in accordance with the Company's Amended and Restated Articles of Incorporation and Bylaws.

Required Vote and Recommendation

        Only holders of record of Common Stock as of the Record Date are entitled to vote on this proposal. Proxies will be voted for Proposal 1 unless contrary instructions are set forth on the enclosed Proxy Card. A plurality of the votes cast at the meeting for the election of a Nominee for director, where a quorum is present, is sufficient to elect such Nominee. Accordingly, abstentions will have no effect on the outcome of this proposal, but will be included in the number of shares present at the Annual Meeting for purposes of establishing a quorum.

  The Board of Directors unanimously recommends a vote FOR all of the Nominees.

Information Regarding Nominees, Directors and Executive Officers

        The following table sets forth certain information with respect to the Nominees for election as directors at the Annual Meeting based on information furnished to the Company by each Nominee.

        Unless otherwise specified, the following information is as of February 1, 2002 and is based upon 68,727,087 shares of Common Stock outstanding at the close of business on such date.

Name of Nominee	Age	Director Since	Amount and Nature of Beneficial Ownership of Common Stock (1)		Percent of Class
Bryce Blair	43	2001	387,355	(2)	*
Bruce A. Choate	54	1994	52,500	(3)	*
John J. Healy, Jr	55	1996	51,000	(4)	*
Gilbert M. Meyer.	57	1978	1,445,465	(5)	2.1%
Charles D. Peebler, Jr.	65	2001	5,000		*
Lance R. Primis	55	1998	36,500	(6)	*
Allan D. Schuster	60	1998	54,606	(7)	*
Amy P. Williams	45	2001	2,500		*

*
Less than one percent.

(1)
Except as otherwise noted, each individual in this table has sole voting and investment power over the shares listed.

(2)
Includes (i) 295,376 shares issuable upon the exercise of stock options that vest on or before April 1, 2002 and (ii) 870 shares held indirectly for minor children.

(3)
Includes 51,000 shares issuable upon the exercise of stock options that vest on or before April 1, 2002. Does not include 10,809 shares issuable in the future under a deferred stock award granted to Mr. Choate pursuant to elections under the Company's 1994 Stock Incentive Plan, as amended and restated (the "Stock Incentive Plan").

(4)
Includes 45,000 shares issuable upon the exercise of stock options that vest on or before April 1, 2002. Does not include 7,114 shares issuable in the future under a deferred stock award granted to Mr. Healy pursuant to an election under the Stock Incentive Plan.

(5)
Includes (i) 521,400 shares issuable upon the exercise of stock options that vest on or before April 1, 2002 and (ii) 921,565 shares owned jointly with spouse. Does not include 27,445 shares issuable in the future under deferred stock awards granted to Mr. Meyer, pursuant to elections made under the Stock Incentive Plan.

(6)
Includes 30,000 shares issuable upon the exercise of stock options that vest on or before April 1, 2002. Does not include 2,464 shares issuable in the future under a deferred stock award granted to Mr. Primis pursuant to an election under the Stock Incentive Plan.

(7)
Includes 45,366 shares issuable upon the exercise of stock options that vest on or before April 1, 2002. Does not include 4,354 shares issuable in the future under a deferred stock award granted to Mr. Schuster pursuant to an election under the Stock Incentive Plan.

        The following biographical descriptions set forth information with respect to the Nominees, the director of the Company who is not standing for re-election, and the executive officers of the Company who are not directors, based on information furnished to the Company by each Nominee, director, and executive officer. There is no family relationship between any director, Nominee, or executive officer of the Company. Officers of the Company are elected annually at the first meeting of the Board of Directors following each annual meeting of stockholders. Each officer holds office until the first meeting of the Board of Directors following the next annual meeting of stockholders and until his or her successor is duly elected and qualifies or until his or her death, resignation or removal in the manner provided in the Company's Bylaws.

Nominees for Election as Directors

Employee Director:

        Bryce Blair has been a director of the Company since May 2001 and, since January 1, 2002, he has also served as the Company's Chairman of the Board. Mr. Blair is the Company's President and Chief Executive Officer. He has served as Chief Executive Officer since February 2001 and President since September 2000. Mr. Blair also served as the Chief Operating Officer of the Company from February 1999 to February 2001. Prior to February 1999, Mr. Blair had served as Senior Vice President—Development, Acquisitions and Construction since the merger of the Company and Avalon Properties, Inc. ("Avalon Properties") in June 1998 (the "Merger"), the same position he held with Avalon Properties from its formation in August 1993 through June 1998. Mr. Blair worked for the Northeast Group of Trammell Crow Residential ("TCR") from 1985 until 1993 and was the partner responsible for overseeing development and acquisition of multifamily opportunities throughout Massachusetts, Rhode Island and Long Island, New York. Mr. Blair received his Masters degree in Business Administration from Harvard Business School in 1985. He graduated magna cum laude with an undergraduate degree in Civil Engineering from the University of New Hampshire. He is a member of the Urban Land Institute ("ULI"), the National Multi Housing Council, and The Real Estate Round Table.

Non-Employee Directors:

        Bruce A. Choate has been a director of the Company since April 1994. Since 1991, Mr. Choate has served as Chief Financial Officer of Watson Land Company, a privately-held real estate investment trust ("REIT") in Carson, California. Prior to joining Watson Land Company, Mr. Choate was employed by Bixby Ranch Company, a privately-held real estate investment company in Seal Beach, California, as Senior Vice President and Chief Financial Officer. Previously, Mr. Choate held various management positions with national banking and mortgage banking organizations. He holds membership in the ULI, National Association of Real Estate Investment Trusts ("NAREIT"), the Real Estate Investment Advisory Council and The Real Estate Round Table.

        John J. Healy, Jr. has been a director of the Company since 1996. Mr. Healy is Co-Founder and CEO of Hyde Street Holdings, Inc., an investor in real estate and real estate related entities. Previously, Mr. Healy co-founded the Hanford/Healy Companies (1988), a real estate investment, asset management and consulting company, which was purchased by GMAC Commercial Mortgage, a subsidiary of General Motors, in September 1996. Mr. Healy has also held various management positions with real estate and financial firms including: The Federal Asset Disposition Association (predecessor to the Resolution Trust Corporation), Bank of America (COO and Director of Technical Services for a real estate subsidiary) and Manufacturers Hanover Trust Company (VP). Mr. Healy sits on the board of Libritas, which delivers managed LAN applications to businesses in the United States and worldwide. Mr. Healy also sits on the boards of The Rosalind Russell Research Center for Arthritis (UCSF) and Napa Valley Community Housing (a non-profit organization for affordable housing for low-income residents of Napa County.) Memberships in professional associations include: ULI (Affordable Housing Council), American Society of Real Estate Counselors (CRE), and American Institute of Real Estate Appraisers (MAI).

        Gilbert M. Meyer has been a director of the Company since 1978. Mr. Meyer is the Company's Founder and has been continuously involved with the Company as an executive officer, director and/or stockholder since 1978. Mr. Meyer served as Executive Chairman of the Company from the date of the Merger until his retirement from that position in May 2000, but he continues to serve on the Board of Directors. Mr. Meyer entered into a three-year consulting agreement with the Company that began following his retirement in May 2000 (see "Certain Relationships and Related Transactions"). Prior to the completion of the Merger, Mr. Meyer served as the Company's Chairman, President and Chief Executive Officer. Mr. Meyer is also the founder and remains a major stockholder and President of Greenbriar Homes Communities, Inc., a private for-sale single family home building company in the San Francisco Bay Area. He is also a member of the Haas School of Business Advisory Board, University of California at Berkeley, a member of the Policy Advisory Board of the Fisher Center for Real Estate and Urban Economics, University of California at Berkeley, and a member of the boards of a number of artistic, religious and philanthropic non-profit organizations.

        Charles D. Peebler, Jr. has been a director of the Company since May 2001. Mr. Peebler is Managing Director of Plum Capital L.L.C., a venture capital firm concentrating on media content investments. Prior to joining Plum Capital in April 1999, Mr. Peebler was, from December 1997 to April 1999, President of True North Communications, Inc., a worldwide advertising agency holding company. Prior to that position, Mr. Peebler had served for many years as President of Bozell, Jacobs, Kenyon & Eckhardt, a worldwide advertising agency which was acquired by True North in 1997. Mr. Peebler currently serves on the Board of Directors of American Tool Companies, Inc., Valmont Industries, EOS International, Inc., Hotlink Inc., and mPulse. Mr. Peebler also has served on the Board of Directors of several advertising and media associations and is the immediate past president of the Chief Executives Organization.

        Lance R. Primis has been a director of the Company since June 1998. Since 1997, Mr. Primis has been the managing partner of Lance R. Primis & Partners, LLC, a management consulting firm with clients in the media industry. From 1969 to 1996, Mr. Primis was employed in various positions by The New York Times Company, including the positions of President and Chief Operating Officer which he held from 1992 to 1996. In addition, Mr. Primis was the President and General Manager of The New York Times from 1988 to 1992. From April 1998 to September 2000, Mr. Primis served as co-founder and Chairman of PressPoint, Inc., a start-up enterprise that engaged in the digital transmission of newspapers through a digital satellite network. In September 2000, PressPoint, Inc. ceased operations and subsequently filed for bankruptcy under Chapter 7 of the federal bankruptcy laws. In addition, Mr. Primis is a member of the Board of Directors of Torstar Corporation, Plum Holdings, LLC and the Partnership for a Drug Free America.

        Allan D. Schuster has been a director of the Company since June 1998 and was a director of Avalon Properties from December 1993 through June 1998. Mr. Schuster has been a private investor since June 1993. From April 1988 until June 1993, he was Chairman and Chief Executive Officer of the Travelers Realty Investment Company, where he directed that company's investment activities in commercial and agricultural real estate. During this same period, Mr. Schuster was Chairman and Chief Executive Officer of Prospect Company, a real estate development company. From December 1972 to September 1987, Mr. Schuster was with Citibank, N.A., where during the last five years of that term he was Managing Director of Citicorp Real Estate, Inc. Mr. Schuster is a member of the Appraisal Institute and the ULI.

        Amy P. Williams has been a director of the Company since May 2001. Ms. Williams is Vice President, Finance & Planning, of Allstate Insurance Company, the largest publicly traded personal lines insurer in the United States. Prior to assuming that position, Ms. Williams was Vice President, Corporate Strategy for Allstate. Prior to joining Allstate in 1999, Ms. Williams had been a Partner since 1996 at Mitchell Madison Group, a global management consulting firm, where she headed the Chicago office and led the merger integration practice. From 1992 to 1996, Ms. Williams was a member of the senior management team of USF&G, Inc., a multi-line insurer based in Baltimore, Maryland, and her positions there included Senior Vice President, Strategy, and Senior Vice President, Human Resources. Prior to joining USF&G, Ms. Williams was a Senior Engagement Manager in McKinsey & Company's Chicago office.

Directors Who Are Not Standing For Re-Election

        Richard L. Michaux, 58, has been a director since June 1998, and is currently Chairman Emeritus of the Company. Mr. Michaux served as Executive Chairman of the Company from February 2001 until his retirement from that position on December 31, 2001. Prior to assuming that office, Mr. Michaux served as Chief Executive Officer of the Company since the Merger, as Chairman from May 2000 through February 2001 and as President from February 1999 to September 2000. He had previously been a director and Chairman and Chief Executive Officer of Avalon Properties from its formation in August 1993 through the consummation of the Merger in June 1998. Prior to the formation of Avalon Properties, Mr. Michaux was a partner of Trammell Crow Residential, which he joined in 1980, and served as one of the three Group Managing Partners of TCR from 1986 to 1993. In that capacity, he was responsible for residential development in the Mid-Atlantic, Northeastern and Midwestern states. Mr. Michaux's professional affiliations include: past Chairman of the National Multi Housing Council; Vice Chairman of the Gold Flight Council of ULI; member of the Executive Committee of the Board of Governors of NAREIT; Vice President/Treasurer of the United States Naval Academy Class of 1966 Foundation; and founding Board member of the D.C. Early Child Care Collaborative. Mr. Michaux is a director of Broadband Residential, Inc., a private company formed to specialize in providing broadband communication services to residents of multifamily communities; the Company has a minority equity interest in Broadband Residential.

Executive Officers Who Are Not Directors

        Samuel B. Fuller, 40, has been Executive Vice President—Development and Construction since February 2001. Prior to assuming that office, Mr. Fuller served as Senior Vice President—Development and Construction since January 2000. Prior to those positions, he had served since the Merger as the Company's Regional Vice President—Development and Acquisitions, with responsibility in the Northeast and Pacific Northwest regions of the country. From August 1993 until the Merger, Mr. Fuller served as Avalon Properties' Vice President of Development for Connecticut and New York. Mr. Fuller worked for the Northeast Group of TCR from 1989 until 1993 and was the partner responsible for overseeing development and acquisition of multifamily opportunities throughout Connecticut and New York state excluding Long Island. Before joining TCR, Mr. Fuller was a Project Manager at Texas Instruments, Inc. Mr. Fuller received his Masters of Business Administration in 1989 from Harvard Business School and has a Bachelor of Science Degree in Mechanical Engineering from the University of New Hampshire College of Engineering and Physical Sciences.

        Leo S. Horey, 39, has been Senior Vice President—Property Operations since February 2001. Prior to assuming that office, Mr. Horey had served since the Merger as Regional Vice President—Property Operations, primarily with oversight of the Company's West Coast operations. Prior to the Merger, Mr. Horey had served since 1994 as Vice President—Property Operations for Avalon Properties with responsibility for numerous properties in Virginia, Maryland and the District of Columbia. Mr. Horey began his career with TCR in 1990, concentrating in acquisitions and dispositions. Mr. Horey received his Masters of Business Administration from the Kenan-Flagler Business School at the University of North Carolina at Chapel Hill where he was a Richard H. Jenrette Fellow. He also holds a Bachelor of Science degree in Computer Science and Economics from Duke University.

        James R. Liberty, 62, has been Senior Vice President—Construction Operations since June 1999. Prior to assuming that office, Mr. Liberty had served since the Merger as Vice President—Construction, with responsibilities in the East Coast and Midwest. Prior to the Merger, he held the same position with Avalon Properties. Mr. Liberty joined Avalon Properties in September 1996 as Senior Construction Manager for the Mid-Atlantic region, a position he held until April 1997. His previous experience included officerships in, and positions with, several prominent real estate development companies since the 1960's, where his management responsibilities have included high-volume multifamily housing and mid- and high-rise office building complexes in New York, New Jersey, Washington, D.C., Chicago and Detroit. He is a graduate of Rochester Institute of Technology and a licensed real estate broker.

        Timothy J. Naughton, 40, has been Chief Operating Officer since February 2001. Prior to assuming that office, Mr. Naughton served as Senior Vice President—Chief Investment Officer since January 2000, and prior to that had, since the Merger, served as the Company's Regional Vice President—Development and Acquisitions, with responsibility primarily in the Mid-Atlantic and Midwest regions of the country. From the formation of Avalon Properties in August 1993 until the Merger, Mr. Naughton had served Avalon Properties as Vice President of Development, with responsibility for the Virginia and Maryland markets. He was previously a Development Partner with the Mid-Atlantic Group of TCR, from 1989 until 1993. Mr. Naughton received his Masters of Business Administration from Harvard Business School in 1987 and an undergraduate degree with high distinction in economics from the University of Virginia.

        Charlene Rothkopf, 50, joined the Company in March 2000 as Senior Vice President—Human Resources. Immediately prior to joining the Company, Ms. Rothkopf was founder and President of Human Capital Group, a management consulting firm specializing in strategic planning and human resource development. From 1996 to 1999, Ms. Rothkopf was Vice President of Operations Human Resources for Host Marriott Services Corporation, and from 1993 to 1996 she was Vice President of Human Resources Planning and Development for Host Marriott Corporation. From 1983 to 1993,

Ms. Rothkopf was employed by Marriott Corporation, most recently as Director of Benefit Operations. Ms. Rothkopf holds an undergraduate degree and a masters degree in administration and supervision from the University of Maryland, and she performed doctoral work at George Washington University in Human Resources Development and Management Science.

        Thomas J. Sargeant, 43, has been Chief Financial Officer and Treasurer since the Merger. In addition, since January 2000, Mr. Sargeant has held the additional title of Executive Vice President and, prior to that, held the additional title of Senior Vice President. Mr. Sargeant is responsible for all of the financial operations of the Company, including capital markets/finance, financial reporting and financial services. Mr. Sargeant is also the chief officer in charge of information technologies. From March 1995 through June 1998, Mr. Sargeant served as the Chief Financial Officer and Secretary of Avalon Properties, and he was Treasurer of Avalon Properties from its formation in August 1993 through June 1998. Prior to the formation of Avalon Properties, he served as Group Financial Officer for the Northeast Group of TCR, the Mid-Atlantic Group of TCR and the Midwest Group of TCR and oversaw the financial services operations (including accounting and financial reporting, cash management, payroll, information systems and internal audit) as well as project finance for the Midwest Group of TCR. Mr. Sargeant joined TCR in 1986 as Controller and was promoted to Chief Financial Officer in 1989 and to Group Financial Officer in 1992. Prior to joining TCR, Mr. Sargeant was with Arthur Andersen & Co., where he specialized in the construction and real estate industries, serving both private and publicly held clients. Mr. Sargeant, a certified public accountant, is a magna cum laude graduate of the University of South Carolina where he was elected to Phi Beta Kappa and the Honors College. Mr. Sargeant is a director of Realeum, Inc., a private company engaged in the development of an on-site property management system and leasing automation system; the Company has a minority equity stake in Realeum, Inc.

Board of Directors and its Committees

        Board of Directors.    The Board of Directors currently consists of nine directors. The Board of Directors met six times during 2001. Each of the directors attended at least 75% of the total number of meetings of the Board of Directors and meetings of the committees of the Board of Directors of which he or she was a member.

        Audit Committee.    The Board of Directors has established an Audit Committee, the current members of which are Messrs. Choate (Chair) and Schuster, and Ms. Williams. The Board of Directors has determined that the members of the Audit Committee are "independent" under the rules of the NYSE. The Audit Committee, among other things, makes recommendations concerning the engagement of independent auditors, reviews the overall audit plans and results of the audit engagement with the independent auditor, reviews and discusses with management and the independent auditor quarterly and annual financial statements and major changes in accounting and auditing principles, reviews the independence of the independent auditor and each member of the Audit Committee, reviews the fees paid to the independent auditor, reviews with the independent auditor the adequacy of the Company's internal accounting controls and performs such other oversight functions as may be requested from time to time by the Board of Directors. The Audit Committee met six times during 2001. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which was provided as an appendix to the proxy statement for the 2001 Annual Meeting of Stockholders. There have been no changes to the charter since that date.

        Compensation Committee.    The Board of Directors has established a Compensation Committee, the current members of which are Messrs. Primis (Chair), Peebler and Schuster and Ms. Williams, all of whom are independent of the Company's management. The Compensation Committee exercises all powers of the Board of Directors in connection with compensation matters, including establishing and evaluating incentive compensation and benefit plans, and the Compensation Committee reviews employment agreements and arrangements and makes recommendations with respect thereto to the full Board. The Compensation Committee also has authority to grant awards under the Stock Incentive Plan. The Compensation Committee met four times during 2001.

        Nominating and Corporate Governance Committee.    The Board of Directors has established a Nominating and Corporate Governance Committee (the "Nominating Committee"), the current members of which are Messrs. Healy (Chair), Choate, Meyer and Primis. The Nominating Committee was formed to consider, and make proposals to the full Board regarding, issues relating to Board composition and performance. The Nominating Committee also recommends agendas for Board meetings, recommends the establishment or dissolution of Board committees, assists the CEO in establishing objectives and addresses other issues regarding corporate governance. In exercising its function of recommending nominees for nomination by the Board to election as directors, the Nominating Committee considers nominees recommended by stockholders. The procedure by which stockholders may submit such recommendations is set forth in the Company's Bylaws. See "Other Matters—Stockholder Proposals for Annual Meetings" for a summary of these requirements. The Nominating and Corporate Governance Committee met four times during 2001. In February 2001, the Board adopted a charter for the Nominating Committee pursuant to which only directors who are not officers or employees of the Company can be members of the Committee.

        Investment and Finance Committee.    The Board of Directors has established an Investment and Finance Committee, the current members of which are Messrs. Schuster (Chair), Blair, Choate, Healy, Meyer and Michaux. The Investment and Finance Committee was formed to provide oversight and support with respect to (i) financings and maintenance of the capital structure of the Company and (ii) investment activities. The Investment and Finance Committee has authority, subject to certain limits and guidelines set by the Board of Directors and Maryland law, to approve financing and investment activity. The Investment and Finance Committee met ten times during 2001.

        Technology Committee.    The Board of Directors has established a Technology Committee, the current members of which are Messrs. Michaux (Chair), Blair, Healy, Peebler and Primis. The Technology Committee was formed to provide oversight with respect to, and authorize expenditures up to certain limits for, the Company's technology commitments, initiatives and investments. The Technology Committee met four times during 2001.

Director Compensation

        A director of the Company who is also an employee receives no additional compensation for his services as a director. Under the Stock Incentive Plan, on the fifth business day following each annual meeting of stockholders, each of the Company's non-employee directors automatically receives options to purchase 7,000 shares of Common Stock at the last reported sale price of the Common Stock on the NYSE on such date, and a restricted stock (or deferred stock award) grant of 2,500 shares of Common Stock. Subject to accelerated vesting under certain limited circumstances, all of such stock options will become exercisable one year after the date of grant and will expire ten years after the date of grant, and such shares of restricted stock (or deferred stock awards) granted to non-employee directors will vest at the rate of 20% on the date of issuance and on each of the first four anniversaries of the date of issuance. If a director elects to receive a deferred stock award in lieu of restricted stock, then at the time of such election, the director also elects at what time in the future he or she will receive shares of stock in respect of the vested portion of the deferred stock award.

Executive Compensation

        The following table sets forth, for each of the Company's last three fiscal years, the annual compensation awarded to (a) the two persons who served as the Company's chief executive officer during 2001, and (b) the four other executive officers of the Company who, on the basis of annual salary and bonus, were the most highly compensated officers of the Company other than the chief executive officer during 2001 (collectively, the "Named Executive Officers"). Mr. Michaux ceased serving in the capacity of chief executive officer on February 26, 2001, but remained as an officer with the title Executive Chairman until December 31, 2001.

Summary Compensation Table

		Annual Compensation		Long Compensation Awards
Name and Principal Position	Year	Salary($)	Bonus (1)	Securities Underlying Options(#)(2)	Restricted Stock Awards($)(3)		All Other Compensation ($)(4)(5)(6)
Richard L. Michaux. Chairman Emeritus and former Chief Executive Officer	2001 2000 1999	$466,934 412,023 377,500	$709,651 412,500 243,200	36,400 70,000 59,400	$333,351 634,110 238,275	(7) (8) (9)	$115,649 115,703 136,288
Bryce Blair Chairman, President and Chief Executive Officer	2001 2000 1999	441,147 367,057 327,500	479,999 351,764 248,186	51,600 68,000 49,500	509,185 611,135 192,037	(10) (11) (12)	65,534 32,528 46,167
Timothy J. Naughton. Chief Operating Officer	2001 2000 1999	335,115 260,000 225,002	405,518 222,430 210,632	37,733 44,500 36,300	345,577 390,905 122,513	(13) (14) (15)	39,263 17,406 17,119
Thomas J. Sargeant. Executive Vice President, Chief Financial Officer, Treasurer	2001 2000 1999	325,039 300,000 270,000	389,756 286,800 228,472	33,920 46,000 39,600	326,254 594,050 141,412	(16) (17) (18)	32,930 32,528 42,420
Samuel B. Fuller. Executive Vice President-Development/ Construction	2001 2000 1999	318,423 260,000 225,002	329,539 277,169 177,403	33,323 44,500 36,300	305,190 390,905 122,513	(19) (20) (21)	39,213 17,355 18,805
Leo S. Horey. Senior Vice President-Property Operations	2001 2000 1999	275,985 226,769 210,000	218,452 206,333 122,250	29,676 31,000 26,400	271,764 321,980 89,100	(22) (23) (24)	16,196 16,210 15,917

(1)
Cash bonuses may be paid under the Company's corporate bonus program in the discretion of the Compensation Committee to executive officers upon the attainment of performance-based criteria established by the Committee. For a general description of the program, see "Compensation Committee Report on Executive Compensation."

(2)
The options to purchase Common Stock that are listed for 2001, 2000 and 1999 consist of options granted on February 13, 2002, February 13, 2001 and February 28, 2000, respectively.

(3)
Does not include shares of restricted stock of Avalon Properties that were granted to officers of Avalon Properties prior to the Merger. With respect to all shares of restricted stock described in this table and in footnotes (7) through (24), except as otherwise noted, twenty percent of the shares vested on the date of issuance and the remaining 80% of the shares vest in four equal installments on each of the first four anniversaries of the date of issuance. Dividends are payable on the shares. As of December 31, 2001, the total holdings of restricted stock (i.e., shares still subject to vesting) of the Named Executive Officers and the market value of such holdings (based on a closing price on that day of $47.31) were as follows: Mr. Michaux—17,756 shares ($840,036); Mr. Blair—15,938 shares ($754,027); Mr. Naughton—10,842 shares ($512,935); Mr. Sargeant—12,026 shares ($568,950); Mr. Fuller—10,342 shares ($489,280); and Mr. Horey—8,676 shares ($410,462).

(4)
For 2001, includes (i) amounts contributed by the Company to Named Executive Officers' 401(k) accounts in the following amounts: Mr. Michaux—$5,100; Mr. Blair—$5,100; Mr. Sargeant—$5,100; Mr. Naughton—$5,100, Mr. Fuller—$5,100 and Mr. Horey—$5,100; and (ii) premiums paid by the Company for the Named Executive Officers' split dollar life insurance policies in the following amounts: Mr. Michaux—$110,549; Mr. Blair—$60,434; Mr. Sargeant—$27,830; Mr. Naughton—$34,163; Mr. Fuller—$34,113; and Mr. Horey—$11,096.

(5)
For 2000, includes (i) amounts contributed by the Company to the Named Executive Officers' 401(k) accounts in the following amounts: Mr. Michaux—$5,100; Mr. Blair—$5,100; Mr. Sargeant—$5,100; Mr. Naughton—$5,100; Mr. Fuller—$5,100; and Mr. Horey—$5,100 and (ii) premiums paid by the Company for the Named Executive Officers' split dollar life insurance policies in the following amounts: Mr. Michaux—$110,603; Mr. Blair—$27,428; Mr. Sargeant—$27,428; Mr. Naughton—$12,306; Mr. Fuller—$12,255; and Mr. Horey—$11,110.

(6)
For 1999, includes (i) amounts contributed by the Company to the Named Executive Officers' 401(k) accounts in the following amounts: Mr. Michaux—$4,800; Mr. Blair—$4,800; Mr. Sargeant—$4,800; Mr. Naughton—$4,800; Mr. Fuller—$4,800; and Mr. Horey—$4,800; and (ii) premiums paid by the Company for the Named Executive Officers' split dollar life insurance policies in the following amounts: Mr. Michaux—$115,468; Mr. Blair—$27,464; Mr. Sargeant—$27,464; Mr. Naughton—$12,319; Mr. Fuller—$12,269; and Mr. Horey—$11,117.

(7)
Consists of 7,280 shares of restricted stock awarded as of February 13, 2002, valued at $45.79 per share.

(8)
Consists of 13,800 shares of restricted stock awarded as of February 13, 2001, valued at $45.95 per share.

(9)
Consists of 7,060 shares of restricted stock awarded as of February 28, 2000, valued at $33.75 per share.

(10)
Consists of 11,120 shares of restricted stock awarded as of February 13, 2002, valued at $45.79 per share.

(11)
Consists of 13,300 shares of restricted stock awarded as of February 13, 2001, valued at $45.95 per share.

(12)
Consists of 5,690 shares of restricted stock awarded as of February 28, 2000, valued at $33.75 per share.

(13)
Consists of 7,547 shares of restricted stock awarded as of February 13, 2002, valued at $45.79 per share.

(14)
Consists of 8,500 shares of restricted stock awarded as of February 13, 2001, valued at $45.95 per share and $330 on account of a grant of 1,000 shares of AVB Realeum Employee LLC. See also Note 17 below.

(15)
Consists of 3,630 shares of restricted stock awarded as of February 28, 2000, valued at $33.75 per share.

(16)
Consists of 7,125 shares of restricted stock awarded as of February 13, 2002, valued at $45.79 per share.

(17)
Consists of 9,925 shares of restricted stock awarded as of February 13, 2001, valued at $45.95 per share. For 2000, includes for Mr. Sargeant $137,996 on account of a grant to him of 418,171 restricted shares of Realeum, Inc. common stock subject to vesting. Contemporaneously with such grant, each of Messrs. Michaux, Blair, Naughton, Fuller and Horey indirectly purchased an interest in shares of common stock of Realeum, Inc. for $0.33 per share, which was the fair market value of the shares as determined at the time by the Company and Realeum, Inc. See "Certain Relationships and Related Transactions—Indirect Grant and Sale of Interests in Realeum, Inc." Mr. Sargeant's grant of restricted Realeum common stock was made on June 21, 2000, and 1/3 of such shares vested on June 21, 2001, with the balance vesting in equal monthly installments through June 21, 2004.

(18)
Consists of 4,190 shares of restricted stock awarded as of February 28, 2000, valued at $33.75 per share.

(19)
Consists of 6,665 shares of restricted stock awarded as of February 13, 2002, valued at $45.79 per share.

(20)
Consists of 8,500 shares of restricted stock awarded as of February 13, 2001, valued at $45.95 per share and $330 on account of a grant of 1,000 shares of AVB Realeum Employee LLC. See also Note 17 above.

(21)
Consists of 3,630 shares of restricted stock awarded as of February 28, 2000, valued at $33.75 per share.

(22)
Consists of 5,935 shares of restricted stock awarded as of February 13, 2002, valued at $45.79 per share.

(23)
Consists of 7,000 shares of restricted stock awarded as of February 13, 2001, valued at $45.95 per share and $330 on account of a grant of 1,000 shares of AVB Realeum Employee LLC. See also Note 17 above.

(24)
Consists of 2,640 shares of restricted stock awarded as of February 28, 2000, valued at $33.75 per share.

Option Grants with respect to Fiscal Year 2001

        The following table sets forth the options to purchase Common Stock granted with respect to the fiscal year ended December 31, 2001 to the Company's Named Executive Officers.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
	Number of Shares Underlying Options Granted (#)(1)	Percent of Total Options Granted to Employees for Fiscal Year 2001
Name			Exercise Price ($/Sh)	Expiration Date
					5%($)	10%($)
Richard L. Michaux	36,400(3)	5.1%	$45.79	2/13/12	$1,048,214	$2,656,380
Bryce Blair.	51,600(3)	7.2%	45.79	2/13/12	1,485,930	3,765,637
Timothy J. Naughton.	37,733(3)	5.3%	45.79	2/13/12	1,086,600	2,753,659
Thomas J. Sargeant	33,920(3)	4.8%	45.79	2/13/12	976,797	2,475,396
Samuel B. Fuller.	33,323(3)	4.7%	45.79	2/13/12	959,605	2,431,828
Leo S. Horey.	29,676(3)	4.2%	45.79	2/13/12	854,582	2,165,679
(1)
This chart excludes options granted on February 13, 2001 with respect to the fiscal year ended December 31, 2000 in the following amounts: Mr. Michaux—70,000; Mr. Blair—68,000; Mr. Sargeant—46,000; Mr. Naughton—44,500; Mr. Fuller—44,500; and Mr. Horey—31,000.

(2)
The options will only have value if they are exercised, and that value will depend entirely on the share price of Common Stock on the exercise date. Potential realizable values are based on assumed compound annual appreciation rates specified by the SEC. These increases in value are based on speculative assumptions for illustrative purposes only and are not intended to forecast possible future appreciation, if any, of the Company's stock price.

(3)
A total of 713,327 options to purchase Common Stock were granted to employees of the Company with respect to the fiscal year ended December 31, 2001 including these options which were granted on February 13, 2002. These options become exercisable in three equal installments on the first, second and third anniversaries of the date of grant, except that by reason of his retirement Mr. Michaux's options were fully vested when issued. The option agreements provide that all options will be forfeited upon a termination for cause. In addition, in the event of a termination for any of the following reasons, unvested options shall terminate and (subject to expiration of the original ten year term of the option) the individual will have the following time within which to exercise vested options: (i) six months following a termination of employment in the case of death; and (ii) twelve months following a termination of employment for disability, retirement or termination without cause. The options provide for immediate vesting upon a change in control of the Company. Mr. Michaux's options will not, in any event, terminate until February 13, 2007. See "Employment Agreements and Severance Arrangements—Departure Arrangements with Mr. Michaux."

Option Exercises and Year-End Holdings

        The following table sets forth the aggregate number of options to purchase Common Stock that were exercised in 2001 and the value of options held as of December 31, 2001 by the Company's Named Executive Officers.

Aggregated Option Exercises in Fiscal Year 2001 and
Fiscal Year-End 2001 Option Values

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End Exercisable/ Unexercisable(#)			Value of Unexercised in-the-Money Options at Fiscal Year-End Exercisable/ Unexercisable($)(1)
Richard L. Michaux	192,075	$2,041,654	61,133	/	130,267	$901,297	/	948,588
Bryce Blair.	16,106	209,186	240,710	/	116,500	2,848,912	/	777,265
Timothy J. Naughton	0	0	144,384	/	80,066	1,924,986	/	562,686
Thomas J. Sargeant	9,230	208,229	196,425	/	84,800	2,188,025	/	610,388
Samuel B. Fuller	0	0	148,224	/	80,067	2,004,202	/	562,701
Leo S. Horey	10,000	166,520	62,991	/	56,867	692,580	/	407,384

(1)
Based on the last reported sale price of the Company's Common Stock on the NYSE on December 31, 2001 of $47.31 per share.

Employment Agreements and Severance Arrangements

        The summaries of agreements below are qualified in their entirety by reference to the complete agreements, which have been filed as exhibits to the Company's periodic filings with the SEC.

        Employment Agreements.    Mr. Michaux had an employment agreement with the Company that expired on December 31, 2001 without payment of severance. The Company agreed to certain departure arrangements with Mr. Michaux. See "Employment Agreements and Severance Arrangements—Departure Arrangements with Mr. Michaux" below.

        The Company has entered into employment agreements with each of the other Named Executive Officers. These agreements expire on varying dates between March 2003 and April 2004, but provide for automatic one-year renewals each year thereafter, unless an advance notice of non-renewal is provided by either party to the other prior to the expiration of the employment term. If there is a "change in control" of the Company (as defined in the employment agreements), the employment agreements will be automatically extended for three years from the date of the change of control. The employment agreements provide that, in general, for one year following termination by the Company for Cause (as defined in the employment agreements) or termination by the executive (other than in the event of a constructive termination without Cause) prior to a change in control of the Company, the executive will not compete in the multifamily rental real estate business within 30 miles of residential real estate owned or managed by the Company. In addition, the agreements provide that for one year following termination for any reason, the executive will not solicit for employment the employees of the Company.

        During any renewal term of the agreements with Messrs. Blair or Sargeant, the agreements provide that, upon an annual review of base salary, the base salary shall be increased by the greater of 5% of the prior year's base salary, a factor based on increases in the consumer price index, or an amount agreed upon by the parties. Mr. Sargeant, whose employment agreement is in a renewal term, waived his right to an increase in base salary for 2002. An annual review of Mr. Blair's base salary has not yet occurred during a renewal term under his agreement. The employment agreements with Messrs. Naughton, Fuller and Horey do not provide for any guaranteed increase in salary, but their base salaries may not be decreased. In addition, each employment agreement provides that, commencing at the close of each fiscal year, the Company shall review the performance of the executive and may provide the executive additional compensation in the form of a cash bonus. All of the Named Executive Officers are eligible to receive long-term equity incentives such as stock options and restricted stock grants.

        The employment agreements generally provide for termination and severance benefits except in the case of a termination for Cause or a voluntary resignation by the executive that is not associated with a change in control or a non-renewal of the agreement by the Company. The employment agreements for Messrs. Blair and Sargeant provide that if the executive is terminated without Cause or voluntarily resigns within one year following a change in control, the executive will be entitled to the following severance benefits: (i) cash in an amount equal to three times (two times in the case of a termination due to disability) the average of the sum of the current year's and two preceding years' (A) base salary, plus (B) cash bonus earned, plus (C) the value of stock and equity-based compensation awards granted (which value is to be determined by the Compensation Committee) (such average is referred to as the executive's "Covered Average Compensation"); (ii) 36 months of medical and disability insurance benefits (24 months in the case of a termination due to disability); (iii) the vesting of stock options and restricted stock awards; and (iv) continued payment of the whole-life portion of the premiums due on a split-dollar life insurance policy for so long as such payments are due. The employment agreements with Messrs. Naughton, Fuller and Horey provide for generally similar severance benefits, but the cash amounts and periods for which the Company will reimburse medical and disability benefits are in some cases less than provided by the employment agreements with Messrs. Blair and Sargeant.

        In addition, if the Company elects not to renew the term of an employment agreement with Messrs. Blair or Sargeant, then upon the executive's termination of employment, the Company must provide the executive with the following severance benefits: (i) one times Covered Average Compensation, (ii) 24 months of medical and disability insurance benefits, (iii) accelerated vesting of equity awards and (iv) continued payment of the whole-life portion of the premiums due on a split-dollar life insurance policy for so long as such payments are due. In general, if the Company elects not to renew an employment agreement with Messrs. Naughton, Fuller or Horey then, upon the executive's termination of employment, the Company must provide the executive benefits that are comparable to those for Messrs. Blair and Sargeant, except that, (i) accelerated vesting of equity awards and continued payment of split dollar premiums will only apply if the Company terminates the executive's employment during the two-year period following the non-renewal, and (ii) with respect to cash and medical and disability insurance benefits, Messrs. Naughton, Fuller and Horey would only be entitled to: (a) one times the sum of the executive's base salary for the current year plus one times the average cash bonus earned in the current year and preceding two years and (b) 12 months of medical and disability insurance benefits.

        Other Severance Arrangements.    The Company's agreements with its directors and officers governing compensatory stock option and restricted stock awards provide for immediate vesting (and, in the case of stock options, immediate exercisability) if a "change of control" (as defined in these agreements) occurs. In addition, upon the retirement of an employee (defined as termination of employment other than for cause after age 55 and after 10 years of service for the Company and its predecessors) (a) all of such employee's options shall automatically vest and (absent a specific agreement providing otherwise) shall be exercisable for one year thereafter and (b) all of such employee's restricted shares of stock shall continue to vest notwithstanding the employee's departure.

        Retirement Arrangements with Mr. Michaux.    Mr. Michaux retired as Executive Chairman of the Company as of December 31, 2001 and his employment agreement expired on that day without payment of severance. Mr. Michaux has also determined not to stand for reelection as a director at the Annual Meeting. Under the terms of the Company's Stock Incentive Plan, by reason of his retirement, all stock options owned by Mr. Michaux at the time of his retirement vested and all shares of restricted stock owned by Mr. Michaux will continue to vest, notwithstanding his departure. In recognition of Mr. Michaux's contributions to the company, the Company also agreed to the following arrangements that would apply following Mr. Michaux's departure as an officer and director of the Company: (i) the continuation of medical and disability coverage during his tenure as a director and for 18 months thereafter, (ii) the continued payment of the whole-life portion of his split-dollar life insurance policy for so long as such premiums are due, (iii) the extension of the repayment date for Mr. Michaux's loans from the Company (approximately $326,210, incurred to finance the taxes due on the vesting of restricted stock, as described under "Certain Relationships and Related Transactions—Indebtedness of Management") to a date one year from his last day in office as a director of the Company, (iv) a five year exercise period, unaffected by his departure, for all stock options issued to Mr. Michaux in February 2001 and February 2002 (options granted in prior years will expire one year from his retirement from the Board, as provided under the Company's Stock Incentive Plan), and (v) a pro-rated number of the annual stock options and restricted shares issued to non-employee directors in consideration of Mr. Michaux's partial year service as a non-employee director in 2002 (such pro-rated amount being 833 shares and 2,333 options). In addition, the Company agreed not to exercise its right to repurchase Mr. Michaux's unvested "LLC shares" in AVB Realeum Employee LLC. See "Certain Relationships and Related Transactions—Indirect Grant and Sale of Interests in Realeum, Inc."

        Agreement with Mr. Meyer.    Mr. Meyer retired as Executive Chairman of the Company following the May 10, 2000 annual meeting of stockholders. Although Mr. Meyer retired from his position as an executive officer of the Company, he has continued to serve as a director and is standing for re-election as a director at the Annual Meeting. In connection with his retirement, the Company entered into a Mutual Release and Separation Agreement and a Retirement Agreement with Mr. Meyer. Under the terms of the Stock Incentive Plan, by reason of his retirement, all stock options owned by Mr. Meyer at the time of his retirement vested. In recognition of Mr. Meyer's contributions to the Company during the 22 years he served the Company, among the arrangements provided for in the Retirement Agreement were the payment to Mr. Meyer following his retirement in 2001 of $73,374 as a prorated bonus for his services during a portion of 2000; the continued payment of the whole-life portion of the premiums on his split-dollar life insurance policy for so long as such premiums are due; and the forgiveness of a loan made by the Company in the amount of approximately $91,000. In addition, certain option grants that had been made to Mr. Meyer, totaling 259,400 options in the aggregate, were amended so that the terms of such options would not expire until the end of the original grant terms. Mr. Meyer also entered into a three-year consulting agreement with the Company. For a description of Mr. Meyer's consulting arrangement, see "Certain Relationships and Related Transactions."

        Severance Agreement with Mr. Slater.    Robert H. Slater, the Company's former Executive Vice President—Property Operations, and the Company agreed that Mr. Slater's role as an officer of the Company would cease as of April 30, 2001. In connection with Mr. Slater's departure, Mr. Slater and the Company entered into an agreement that provides, in general, that (i) Mr. Slater would make himself available as a consultant to the Company until March 29, 2002 (the expiration date of his then current employment agreement), (ii) Mr. Slater was prohibited from engaging in a business that is competitive with the Company until March 29, 2002, and (iii) Mr. Slater is prohibited from soliciting for hire the Company's employees prior to March 29, 2004 (two years after the expiration of his employment agreement). The Company agreed that Mr. Slater would, in general, be compensated through March 29, 2002, as if he were a full-time officer through that date. Pursuant to that agreement, (i) he was paid an amount equal to his base salary through March 29, 2002, and (ii) in March 2002 he received, with respect to calendar year 2001, an amount equal to his cash bonus in the amount of $253,328 and a grant of 6,373 shares of Common Stock. In addition, on April 30, 2001, Mr. Slater also received a grant of 46,375 stock options at an exercise price of $45.40 per share. Beginning in April 2002, Mr. Slater will be paid, over 12 months, approximately $1.4 million. Following the expiration of his employment agreement, Mr. Slater will receive medical and disability insurance benefits for 24 months (or until comparable benefits are provided by a successor employer) and the Company will continue to pay the whole-life portion of the premiums due on a split-dollar life insurance policy for so long as such payments are due. In connection with his departure and the expiration of his employment agreement, Mr. Slater's restricted stock grants and employee stock options became fully vested. The stock options granted to Mr. Slater in February 2001 for year 2000 performance, and the stock options granted to Mr. Slater in April 2001, will not expire until February 2006 and February 2007, respectively. The Company also agreed with Mr. Slater to waive the Company's repurchase right with respect to Mr. Slater's "LLC shares" in AVB Realeum Employee LLC.

Compensation Committee Report on Executive Compensation

        Composition of Compensation Committee.    The Compensation Committee currently consists of Lance R. Primis (Chair), Charles D. Peebler, Jr., Allan D. Schuster and Amy P. Williams. The following is a summary of the compensation policies of the Company.

        Objectives of Executive Compensation.    The Company's executive compensation program is intended to attract, retain and reward experienced, highly motivated executives who are capable of leading the Company effectively and contributing to its long-term growth and profitability. The Company's objective is to utilize a combination of cash and equity-based compensation to provide appropriate incentives for executives while aligning their interests with those of the Company's stockholders.

        The Company compensates its executive officers primarily through a combination of annual base salary, annual cash bonuses and awards under the Stock Incentive Plan. During 2000, the Committee undertook a review of the total compensation paid to officers as compared to the compensation paid to officers of comparable REITs and other real estate companies that were selected based primarily on financial performance, market capitalization and geographic market diversity. An outside compensation consultant was retained to assist in this review. After considering the results of this study, and after considering the historical performance of the Company, the Committee determined that, in general, as a guiding principle the compensation of the officer group would be targeted so that in a year when the Company achieves target performance (as determined by the Committee) the officer group's total compensation (including the value of restricted shares and employee stock options) would be at approximately the 75th percentile of compensation paid to officers with similar functions and positions at REITs (regardless of property type) that are similar in size to the Company. This principle would serve only as a guide, and an officer could be targeted at more than or less than the 75th percentile based on performance, experience and tenure with the Company. The Committee also determined that, for the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, the composition of total compensation between base salary, cash bonus and long-term equity would be weighted so that, in a year when target performance is achieved, the base salary, cash bonus and long-term equity components of their compensation would comprise approximately 25%, 25% and 50% of their total compensation, respectively. In the case of other senior officers, the allocation would be more evenly distributed so that base salary and cash bonus would be a greater percentage of total compensation.

        As described above, the Company's compensation program has three principal elements: base salary, a "corporate bonus program" under which an annual cash bonus is paid, and a "long-term incentive goal program" under which stock options and restricted shares are granted.

          Base Salary. The Company establishes base salary levels for its key executives after reviewing their duties and making a subjective evaluation of recent performance, after reviewing base salary levels and total compensation for key executives of comparable REITs, and after determining the appropriate level of total compensation for the executive in a year when target performance is achieved.

          Cash Bonus. Under the Company's corporate bonus program, the Compensation Committee may award annual cash bonuses to executive officers and certain other members of management for the achievement of specified performance goals by the Company, the individual and the individual's business unit, with varying weightings applied to each based on the individual's position within the Company. Each year, the Compensation Committee sets for each officer the cash bonus that may be awarded to that officer if threshold, target or maximum goals are achieved. For bonuses granted in 2002 in respect of 2001, the Company goals for determining cash bonuses were (i) the achievement of a targeted level of Funds from Operations ("FFO") per share, (ii) the achievement of a targeted level of growth in same store net operating income, (iii) the achievement of a targeted average fixed charge coverage ratio, and (iv) an evaluation of management performance. The weightings applicable to each goal were set in advance. For the management performance factor in determining the cash bonus to be paid to officers, the Committee makes a subjective evaluation of the performance of management, as a whole, in accomplishing certain goals of the Company. In making that subjective evaluation, the Committee establishes in advance what accomplishments it is seeking of management. Individual and business unit goals for each individual and business unit are recommended by the CEO to the Committee, and approved by the Committee with such modifications as it deems appropriate. For cash bonus awards to be granted in 2003 in respect of 2002, the Company goals will be (i) the achievement of a targeted level of FFO per share; (ii) the achievement of growth in FFO per share as compared to a peer group of apartment REITs; (iii) the achievement of a targeted average fixed charge coverage ratio; (iv) the operating performance of development and construction activities as compared to the original budgeted performance; and (v) the achievement of various corporate objectives. Individual and business unit goals have also been set.

          Long-Term Incentive Awards. Stock options and restricted stock granted under the Company's Stock Incentive Plan are designed to provide long-term performance incentives and rewards tied to the price of the Company's Common Stock. Generally, options will vest over a period of three years and shares of restricted stock will vest over a period of four years. Each year, the Compensation Committee sets for each executive officer the threshold, target and maximum number of options and restricted shares that may be granted to that officer if threshold, target or maximum goals are achieved by the Company and the individual's business unit. The Company goals for 2001 were (i) total shareholder return on an absolute basis and on a relative basis as measured against a peer group of apartment REITs, (ii) the multiple that the price of the Common Stock represents to the Company's FFO per share, as measured against a peer group of apartment REITs, and (iii) an evaluation of management performance. For long-term incentive awards to be granted in 2003 in respect of 2002, the Company goals will be the same, with management performance being measured by achievement of corporate objectives as described in the preceding paragraph. (In order to more closely align management compensation with the creation of long-term shareholder value, the Committee expects that, for the total shareholder return portion of these goals, a two year average will be used in 2003 and a three year average will be used in 2004 and thereafter.) The weightings applicable to each goal have been set in advance. The business unit goals for long-term incentive awards are the same as the business unit goals for determining cash bonuses, but with a different weighting. The Compensation Committee views stock options and restricted stock as a means of aligning management and stockholder interests and expanding management's long-term perspective.

        Compensation Committee Procedures.    The Company's executive compensation program is administered under the direction of the Company's Compensation Committee, none of whom are employed by the Company. Final compensation determinations for each fiscal year are generally made after the end of the fiscal year after financial statements for such year become available. At that time, cash bonuses and grants of stock options and restricted stock, if any, are determined based on the past year's performance, and base salaries and maximum cash bonuses and long term incentive awards for the following fiscal year are set. At meetings held on February 4, 2002 and February 13, 2002, the Compensation Committee determined annual cash bonuses under the corporate bonus program and awards of stock options and restricted stock under the long-term incentive goal program for its officers and certain key employees, as described in the Summary Compensation Table included in this Proxy Statement. The Committee also set the goals to be used for determining 2002 bonuses, as described in the preceding paragraphs.

        Compensation of the Chief Executive Officer.    The Compensation Committee considers the Company's financial performance to be the principal determinant in the overall compensation package of the Chief Executive Officer. In determining the cash bonuses and long term incentive awards that should be provided to this officer, the Compensation Committee considers the same financial criteria that are used for other officers. The Committee also considers individual performance of this officer.

        The annual base salary for Mr. Blair in his capacity as Chief Executive Officer for 2001 was $435,600 (effective March 2001) with a scheduled increase during the year to $472,600 (effective September 2001), and the Compensation Committee believes that this rate, when considered together with the cash bonus and long-term equity incentive compensation, is consistent with the Company's performance and his contributions to such performance and is in accord with industry practices. Under the corporate bonus program, the Compensation Committee approved a $479,999 cash bonus for Mr. Blair with respect to 2001. The Compensation Committee also awarded Mr. Blair options to purchase 51,600 shares of Common Stock based upon 2001 performance. These options will become exercisable in equal installments over a three-year period at an exercise price of $45.79 per share, the last reported sale price of the Common Stock on the NYSE on the date of grant, February 13, 2002. This grant of options is intended to enhance the officer's long-term incentive to contribute to the Company's success, and was made without regard to his current share ownership. Finally, the Compensation Committee approved an award of 11,120 shares of restricted stock to Mr. Blair based upon 2001 performance. One-fifth of these shares vested on March 1, 2002, and the remaining shares vest in four equal annual installments. The cash bonus and long term incentive awards were made following a review by the Committee of the financial performance of the Company and the individual performance of the officer, as described above.

        Mr. Michaux served as Chief Executive Officer until February 2001 and as Executive Chairman after that date. Mr. Michaux's base salary for 2001 (effective March 2001) was $477,250. Mr. Michaux's compensation for 2001, including bonuses in respect of 2001, were derived through the application of the same procedure as for Mr. Blair. Under the corporate bonus program, the Compensation Committee approved for Mr. Michaux, with respect to performance in 2001, a $709,651 cash bonus;

options to purchase 36,400 shares of Common Stock at an exercise price of $45.79 per share, the last reported sale price of the Common Stock on the NYSE on the date of grant, February 13, 2002; and an award of 7,280 shares of restricted stock. One-fifth of these shares vested on March 1, 2002, and the remaining shares vest in four equal annual installments. As a result of Mr. Michaux's retirement as an officer of the Company, in accordance with the Company's stock incentive plan the options are fully vested and the restricted shares of stock shall continue to vest notwithstanding his retirement. Also see "Employment Agreements and Severance Arrangements—Departure Arrangements of Mr. Michaux."

        Compensation of Other Executive Officers.    The Company's executive compensation program for other executive officers is based on the same Company-wide goals described above for the Chief Executive Officer, with varying individual and business unit goals. The Compensation Committee considers the evaluations and recommendations of the Chief Executive Officer with respect to the compensation of the other executive officers of the Company. In recognition of the Company's achievements during 2001, the Compensation Committee approved the Named Executive Officers' cash bonuses described in the Summary Compensation Table for the Company's fiscal year 2001 pursuant to the corporate bonus program.

        For all of the Named Executive Officers, the Compensation Committee also considers stock options and restricted stock grants to be an important component of total compensation. As a result of such grants, the Named Executive Officers will, like the Company's other stockholders, benefit from an appreciation in the Common Stock price. Based on 2001 performance, following the end of 2001 the Compensation Committee authorized the grant to Messrs. Naughton, Sargeant, Fuller, and Horey of options to purchase 37,733, 33,920, 33,323, and 29,676 shares of Common Stock, respectively. These options become exercisable in three equal annual installments at an exercise price of $45.79 per share, the last reported sale price of the Common Stock on the NYSE on the date of grant, February 13, 2002. In addition, the Compensation Committee approved the grant to each of Messrs. Naughton, Sargeant, Fuller and Horey of 7,547, 7,125, 6,665, and 5,935 shares of restricted stock, respectively. In each case, one-fifth of the shares granted vested on March 1, 2002, and the remaining four-fifths vest in four equal annual installments.

        The SEC requires that this report comment upon the Company's policy with respect to Section 162(m) of the Code, which limits the deductibility on the Company's tax return of compensation over $1 million to any of the Named Executive Officers of the Company unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by the Company's stockholders. The Company believes that, because it qualifies as a REIT under the Code and because all distribution requirements under the Code were satisfied, the Company is not subject to federal income taxes, and the payment of compensation that does not satisfy the requirements of Section 162(m) will not affect the Company's net income. To the extent that compensation does not qualify for deduction under Section 162(m), a larger portion of stockholder distributions may be subject to federal income taxation as dividend income rather than return of capital. The Company does not believe that Section 162(m) will materially affect the taxability of stockholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each stockholder. For these reasons, the Compensation Committee's compensation policy and practices are not directly guided by considerations relating to Section 162(m).

  Submitted by the Compensation Committee:

      Lance R. Primis (Chair)
      Charles D. Peebler, Jr.
      Allan D. Schuster
      Amy P. Williams

Report of the Audit Committee

        The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has primary responsibility for this process, including the Company's system of internal controls, and for the preparation of the Company's consolidated financial statements in accordance with generally accepted accounting principles. The Company's independent auditors, and not the Audit Committee, are responsible for auditing and expressing an opinion on the conformity of the Company's audited financial statements to generally accepted accounting principles.

        In this context, during 2001 the Audit Committee reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee received from the independent auditors the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with the independent auditors their independence from the Company and its management.

        Relying on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on SEC Form 10-K for the year ended December 31, 2001, for filing with the SEC.

  Submitted by the Audit Committee

      Bruce A. Choate (Chair)
      Allan D. Schuster
      Amy P. Williams

Fiscal 2001 Audit Fee Summary

        During fiscal year 2001, the Company retained its principal auditor, Arthur Andersen LLP, to provide services in the following categories and approximate amounts:

Audit fees	$189,500
Audit related fees(1)	$146,400
Financial information systems design and implementation fees	$0
All other fees(2)	$161,175

(1)
Audit related fees include fees for services traditionally performed by the auditor such as comfort letters, subsidiary audits, employee benefit audits, and accounting consultation.

(2)
Other fees include preparation and review of subsidiary tax returns, taxation advice and non-audit related accounting consultation.

The Audit Committee has considered and determined that the provision of the non-audit services described above is compatible with maintaining the auditor's independence.

Stock Performance Graph

        The following graph provides a comparison, from December 1996 through December 2001, of the cumulative total stockholder return (assuming reinvestment of any dividends) among the Company, the Standard & Poor's ("S&P") 500 Index, and a peer group index composed of 19 publicly-traded apartment REITs, including the Company (the "NAREIT Apartment Index"). The NAREIT Apartment Index includes only REITs that invest directly or indirectly solely in the equity ownership of multifamily residential apartment communities. Upon written request to the Company's Secretary, the

Company will provide any stockholder with a list of the REITs included in the NAREIT Apartment Index.

	12/96	6/97	12/97	6/98	12/98	6/99	12/99	6/00	12/00	6/01	12/01
AvalonBay	100	105.22	113.30	112.88	106.28	118.37	114.21	141.71	174.06	166.87	173.52
NAREIT Apartment Index	100	106.22	116.04	113.56	105.89	120.09	117.23	134.52	158.83	167.11	172.60
S&P 500	100	113.15	128.51	147.87	158.92	178.96	192.13	197.71	184.02	176.84	161.53

Edgar Representation of Data Points Used in Printed Graphic

	Avalonbay	Nareit Apartment	S&P 500 Index
12/96	100	100	100
6/97	105.22	106.22	113.15
12/97	113.30	116.04	128.51
6/98	112.88	113.56	147.87
12/98	106.28	105.89	158.92
6/99	118.37	120.09	178.96
12/99	114.21	117.23	192.13
6/00	141.71	134.52	197.71
12/00	174.06	158.83	184.02
6/01	166.87	167.11	176.84
12/01	173.52	172.60	161.53

        The historical information set forth above is not necessarily indicative of future performance. Data for the NAREIT Apartment Index and the S&P 500 Index were provided to the Company by NAREIT.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee consists of Lance R. Primis, Charles D. Peebler, Jr., Allan D. Schuster, and Amy P. Williams. None of them has served as an officer of the Company or any of its subsidiaries. No member of the Compensation Committee has any other business relationship or affiliation with the Company or any of its subsidiaries (other than his or her service as a director).

Principal Stockholders

        The following table sets forth the beneficial ownership of Common Stock as to (i) each person or entity who is known by the Company to have beneficially owned more than five percent of the Common Stock as of December 31, 2001; (ii) each of the Company's directors and Nominees as of February 1, 2002; (iii) each of the Named Executive Officers as of February 1, 2002; and (iv) all directors and executive officers as a group as of February 1, 2002, based on representations of officers and directors of the Company and filings through February 2002 received by the Company on Schedule 13G and Schedule 13D under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All such information was provided by the stockholders listed (unless otherwise indicated) and reflects their beneficial ownership known by the Company. All percentages have been calculated as of February 1, 2002 and are based upon 68,727,087 shares of Common Stock outstanding at the close of business on such date (unless otherwise indicated).

Name and Business Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (1)		Percent of Class (%)
Bryce Blair.	387,355	(2)	*
Bruce A. Choate.	52,500	(3)	*
Samuel B. Fuller	234,895	(4)	*
John J. Healy, Jr.	51,000	(5)	*
Leo S. Horey	124,450	(6)	*
Gilbert M. Meyer	1,445,465	(7)	2.1%
Richard L. Michaux	587,341	(8)	*
Timothy J. Naughton	231,759	(9)	*
Charles D. Peebler, Jr	5,000		*
Lance R. Primis.	36,500	(10)	*
Thomas J. Sargeant	289,093	(11)	*
Allan D. Schuster.	54,606	(12)	*
Amy P. Williams.	2,500		*
All directors and executive officers as a group (15 persons)	3,528,444	(13)	5.0
Morgan Stanley Dean Witter & Co. 1585 Broadway, New York, NY 10036	9,471,028	(14)	13.8
LaSalle Investment Management, Inc. 200 East Randolph Drive, Chicago, Il 60601	6,613,475	(15)	9.6
Cohen & Steers Capital Management, Inc. 757 Third Avenue, New York, NY 10017	4,881,465	(16)	7.1
Stichting Pensioenfonds voor de Gezondheid, Geestelijke en Maatschappelijke Belangen Kroostweg-Noord 149, P.O. Box 117, 3700 AC Zeist, The Netherlands	3,696,894	(17)	5.4

*
Less than one percent

(1)
Except as otherwise noted, each individual in the table above has the sole voting and investment power over the shares listed.

(2)
Includes (i) 295,376 shares issuable upon the exercise of stock options that vest on or before April 1, 2002, and (ii) 870 shares held indirectly for minor children.

(3)
Includes 51,000 shares issuable upon the exercise of stock options that vest on or before April 1, 2002. Does not include 10,809 shares issuable in the future under a deferred stock award granted pursuant to an election under the Stock Incentive Plan.

(4)
Includes 186,524 shares issuable upon the exercise of stock options that vest on or before April 1, 2002.

(5)
Includes 45,000 shares issuable upon the exercise of stock options that vest on or before April 1, 2002. Does not include 7,114 shares issuable in the future under a deferred stock award granted pursuant to an election under the Stock Incentive Plan.

(6)
Includes 90,391 shares issuable upon the exercise of stock options that vest on or before April 1, 2002.

(7)
Includes (i) 521,400 shares issuable upon the exercise of stock options that vest on or before April 1, 2002 and (ii) 921,565 shares owned jointly with spouse. Does not include 27,445 shares issuable in the future under deferred stock awards granted pursuant to elections made under the Stock Incentive Plan.

(8)
Includes (i) 124,933 shares issuable upon the exercise of stock options that vest on or before April 1, 2002, (ii) 2,173 shares owned by Mr. Michaux's spouse, and (iii) 52,244 shares owned by The Michaux Family LLC.

(9)
Includes 182,683 shares issuable upon the exercise of stock options that vest on or before April 1, 2002.

(10)
Includes 30,000 shares issuable upon the exercise of stock options that vest on or before April 1, 2002. Does not include 2,464 shares issuable in the future under a deferred stock award granted pursuant to an election under the Stock Incentive Plan.

(11)
Includes (i) 237,358 shares issuable upon the exercise of stock options that vest on or before April 1, 2002, (ii) 1,352 shares held by Mr. Sargeant's spouse and (iii) 1,382 shares held in trust for minor children.

(12)
Includes 45,366 shares issuable under the exercise of stock options that vest on or before April 1, 2002. Does not include 4,354 shares issuable in the future under a deferred stock award granted pursuant to an election under the Stock Incentive Plan.

(13)
Other than with respect to Mr. Michaux, does not include the beneficial ownership of executive officers whose employment with the Company terminated prior to the date of this Proxy Statement. Includes shares issuable upon the exercise of stock options that vest on or before April 1, 2002.

(14)
The information reported includes 4,631,290 shares beneficially owned by Morgan Stanley Investment Management Inc. ("Morgan Stanley Investment"), a wholly owned subsidiary of Morgan Stanley Dean Witter & Co. ("Morgan Stanley"). Information reported is based upon a Schedule 13G filed with the SEC on February 13, 2002 reporting beneficial ownership as of December 31, 2001. The Schedule 13G indicates that Morgan Stanley Investment is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and Morgan Stanley is a parent holding company. The Schedule 13G also indicates that (i) Morgan Stanley has shared dispositive power with respect to 4,839,738 shares and shared voting power with respect to 4,217,882 shares, and (ii) Morgan Stanley Investment has shared dispositive power with respect to 4,631,290 shares and shared voting power with respect to 4,025,884 shares.

(15)
The information reported includes 5,507,193 shares beneficially owned by LaSalle Investment Management (Securities), L.P. ("LaSalle Securities"), a Maryland limited partnership, the limited partner of which is LaSalle Investment Management, Inc. ("LaSalle"). Information reported is based upon a Schedule 13G filed with the SEC on February 20, 2002 reporting beneficial ownership as of December 31, 2001. The Schedule 13G indicates that the reporting entities are investment advisers registered under Section 203 of the Investment Advisers Act of 1940. The Schedule 13G also indicates that (i) LaSalle has sole dispositive power with respect to 284,658 shares, shared dispositive power with respect to 821,624 shares and sole voting power with respect to 284,658 shares, and (ii) LaSalle Securities has sole dispositive power with respect to 200,513 shares, shared dispositive power with respect to 5,306,680 shares, sole voting power with respect to 266,407 shares and shared voting power with respect to 5,044,336 shares.

(16)
The information reported is based upon a Schedule 13G filed with the SEC on February 13, 2002 reporting beneficial ownership as of December 31, 2001. This Schedule 13G indicates that the reporting entity is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. The Schedule 13G also indicates that the reporting entity has sole dispositive power with respect to all of the shares and sole voting power with respect to 4,217,865 of the shares. The reporting entity has no shared dispositive or voting power with respect to the shares.

(17)
The information reported is based upon a Schedule 13G filed with the SEC on February 12, 2002 reporting beneficial ownership as of December 31, 2001. The Schedule 13G indicates that the reporting entity has shared dispositive power and shared voting power with respect to all of the shares.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires persons who are officers of the Company as defined by Section 16, directors and persons who own more than 10% of a registered class of the Company's equity securities (collectively, "Insiders") to file reports of ownership and changes in ownership with the SEC and one national securities exchange on which such securities are registered. In accordance with Rule 16a-3(c) under the Exchange Act, the Company has designated the NYSE as the national securities exchange with which reports pursuant to Section 16(a) of the Exchange Act need to be filed. Insiders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of copies of such reports and written representations that no other reports were required during the fiscal year ended December 31, 2001, all filing requirements applicable to the Insiders were timely satisfied other than the following: a Form 4 for Bryce Blair, which reported the exercise of 6,106 stock options and two related dispositions, was filed on July 9, 2001, rather than by its due date of April 10, 2001; a Form 4 for James Liberty, which reported the sale of 1,738 shares, was filed on August 9, 2001, rather than by its due date of June 11, 2001. The Company has instituted a new internal reporting procedure to help prevent future inadvertent late filings by officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Purchase of Mortgage Loan.

        Messrs. Michaux and Blair are partners of an entity that is the general partner of Arbor Commons Associates Limited Partnership ("Arbor Commons Associates"). Concurrently with Avalon Properties' initial public offering in November 1993 (the "Avalon Properties Offering"), Avalon Properties purchased an existing participating mortgage loan made to Arbor Commons Associates that was originated by CIGNA Investments, Inc. The mortgage loan is secured by Arbor Commons Associates' interests in the Avalon Arbor community. Avalon Properties purchased the mortgage loan from the lender, rather than purchasing the Avalon Arbor community from Arbor Commons Associates, to avoid the current recapture of certain low income housing tax credits by certain unaffiliated third party investors. This loan has an outstanding principal amount of approximately $25.6 million (excluding accrued interest) and accrues interest at a fixed rate of 10.2% per annum, payable at 9% per annum. Under the terms of the loan, the Company (as successor to Avalon Properties) receives (as contingent interest) 50% of the cash flow after the 10.2% accrual rate is paid and 50% of the residual profits upon the sale of the community.

Sublease of San Jose Office Space to Greenbriar Homes.

        Following a consolidation of accounting functions in Alexandria, Virginia, the Company determined to sublease to a third party approximately 8,500 square feet of space in its San Jose office. Greenbriar Homes, of which Gilbert M. Meyer, a director, is the founder and a controlling stockholder, already had office space in the same building as the Company. Greenbriar Homes expressed an interest in subleasing the space from the Company. The Company obtained two competing bids after a search was conducted by an independent broker. The net receipts to the Company under the two competing bids and under the offer by Greenbriar Homes would have been nearly identical, after taking into account brokerage commissions and moving, cleaning and relocation expenses. Based on the nearly identical net receipts, and the fact that the Company determined that Greenbriar would be a better credit risk given that it was well known to the Company, the Company determined to sublease the space to Greenbriar Homes. Under the lease, which ran from September 1, 1999 to August 31, 2001, Greenbriar Homes paid to the Company approximately $20,552 per month to sublease the space. The lease has expired and Greenbriar no longer subleases office space from the Company.

Indebtedness of Management.

        The Company has adopted a loan program under which the Company lends amounts to or on behalf of employees ("Stock Loans") equivalent to the estimated employees' tax withholding liabilities related to the vesting of restricted stock under the Stock Incentive Plan (the "Grant Awards").

        In March 2002, the Company adopted new terms under which Stock Loans will be made. Any participant in the program who had outstanding indebtedness on account of Stock Loans made in prior years is required, as a condition to receiving a Stock Loan in 2002, to refinance that outstanding indebtedness pursuant to a promissory note that conforms to the new terms. Any such participant in the program who does not obtain a Stock Loan in 2002 under the new terms will not be required to refinance outstanding indebtedness, but it is expected that prior loans that are not refinanced with a new one year note will be repaid in full in the ordinary course in 2002. Under the new terms of the loan program (i) Stock Loans are made for one year terms; (ii) only employees whose tax withholding liability during the calendar year on account of Grant Awards will be at least $2,500 are eligible to participate in the program; (iii) the Stock Loans are secured by a pledge to the Company by the borrower of the stock that vested and gave rise to the tax withholding liabilities with respect to which the borrower received the Stock Loan (as well as all non-cash proceeds from such stock) (the "Pledged Stock"); and (iv) the Stock Loans are a personal full recourse obligation of the borrower such that the Company's recourse under the notes for satisfaction of the Stock Loans is not limited to the Pledged Stock. Dividends on the Pledged Stock, as well as dividends on all unvested shares of stock that are from the same restricted stock grant as the Pledged Stock, are paid over to the Company and applied first towards interest, late fees and other charges, and then to outstanding principal on the Stock Loan. If the market value of the Pledged Stock declines such that the Stock Loan exceeds 50% of the value of the Pledged Stock (the "LTV Ratio"), then the Company may require the employee to make a cash payment sufficient to bring the LTV ratio below 50%, or the Company may dispose of the amount of Pledged Stock needed to bring the LTV ratio below 50%. The Company is under no obligation to renew or refinance a Stock Loan at the end of its one-year term, although if a new one-year loan is made to an employee the following year, it may be used to refinance the outstanding balance due under that employee's current note in addition to financing the following year's tax withholding liability for the additional vesting of restricted stock. The interest rate for loans is equal to 1.0% plus the greater of (i) the then current interest rate on one year treasury notes or (ii) the then current short-term applicable federal rate (resulting in an interest rate of 3.69% for the Stock Loans made as of March 1, 2002). All outstanding amounts under the Stock Loans will become immediately due and payable in full upon the earlier to occur of (i) the Maturity Date of the Stock Loans; (ii) the occurrence of an Event of Default (as defined in the note); or (iii) the termination of the borrower's employment with the Company or its subsidiaries. Under the prior program, loans were made for a five year term at the Long Term Applicable Federal Rate (5.43% for Stock Loans made in 2001).

        As of December 31, 2001, the Company had extended Stock Loans totaling $1,133,280 to its employees, including loans to its executive officers in the following amounts: Mr. Blair—$174,171; Mr. Michaux—$326,210; Mr. Sargeant—$126,722; Mr. Naughton—$84,835; Mr. Fuller—$73,383; and Mr. Horey—$73,055.

        Pursuant to a Promissory Note and Pledge and Security Agreement dated June 15, 2000, the Company advanced to Mr. Fuller $450,000, of which approximately $79,000 was used to repay amounts he had previously borrowed under the Stock Loan program described above and approximately $371,000 was used for personal purposes. Until the fifth anniversary of this loan, the loan bears interest at the rate of 6.49%, which was the Long Term Applicable Federal Rate in effect at the time the loan was made. After the fifth anniversary, the loan will bear interest at 6.49%, or, if the prevailing Short Term Applicable Federal Rate then in effect is greater than 10.49% or less than 2.49%, then at the prevailing Short Term Applicable Federal Rate thereafter in effect from time to time. This is a full recourse loan, and in addition is secured by a pledge of 19,833 shares of Common Stock owned by Mr. Fuller (including 2,134 shares still subject to vesting) as well as Mr. Fuller's rights in 197,559 employee stock options (including options still subject to vesting). Dividends on the Common Stock securing the loan are applied to payment of interest and principal on the loan, and as of December 31, 2001, $427,676 was outstanding. If this loan is not repaid in full by June 15, 2005, then at any time thereafter the Company in its sole discretion may demand repayment. In addition, Mr. Fuller will be required to repay the loan in full within sixty days following his termination of employment with the Company for any reason.

Indirect Grant and Sale of Interests in Realeum, Inc.

        The Company, together with other leading real estate investment trusts, formed Realeum, Inc. ("Realeum") to develop a web-based property management operating solution. On August 18, 2000, Realeum received third party venture capital financing, which reduced the Company's equity stake in Realeum to a minority position. In January 2002, Realeum received additional third party venture capital financing in which the Company invested an additional $2,300,000 in Realeum. Following such financing the Company continued to have a minority equity interest in Realeum. In connection with the formation of Realeum, the Company transferred 991,750 shares of non-voting common stock in Realeum (approximately 12% of the Company's then current holdings in Realeum) to a newly formed entity, AVB Realeum Employee LLC (the "Employee LLC"). The Employee LLC then granted or sold 991,750 "LLC shares," representing all of the membership interests in the Employee LLC, to associates of the Company. Specifically, the Company granted 1,000 LLC shares to 99 associates (including officers of the Company) and sold 891,750 LLC shares to officers of the Company. The value of the non-voting common stock, as determined by the Company and the Realeum Board of Directors, was $0.33 per share. Although each LLC share in the Employee LLC results in an indirect economic interest in one non-voting share of common stock of Realeum, the Company as managing member of the Employee LLC has complete power over the disposition or, where applicable, voting of the Realeum shares held by the Employee LLC. Messrs. Michaux, Blair, Naughton, Fuller and Horey purchased 86,393, 83,317, 58,389, 58,389 and 51,749 LLC shares, respectively. (Mr. Sargeant did not receive a grant of LLC shares nor did he have the opportunity to purchase LLC shares. However, in his capacity as a director of Realeum, Mr. Sargeant received directly from Realeum a grant of 418,171 restricted shares of Realeum common stock that are subject to vesting.)

        The 1,000 LLC shares granted to each of 99 associates vest over four years. Upon a termination of employment, the unvested LLC shares are forfeited (except in the case of a termination by the Company without Cause) and the vested LLC shares are subject to a one-year repurchase right by the Company for fair market value. The LLC shares that were purchased by officers also vest over four years. Upon a termination of employment, the Company will have the right (i) to purchase any vested LLC shares for fair market value during the following year, and (ii) to repurchase any unvested LLC shares for the lesser of (a) fair market value or (b) their original purchase price plus an amount in the nature of interest thereon at 8% per annum. As part of their departure arrangements, the Company has agreed that it will not repurchase the LLC Shares owned by Messrs. Michaux or Slater.

Consulting and Non-Competition Arrangement with Mr. Meyer.

        In March 2000, the Company and Mr. Meyer announced that Mr. Meyer would retire as Executive Chairman of the Company in May 2000. Although Mr. Meyer ceased his day-to-day involvement with the Company as an executive officer, Mr. Meyer continues to serve as a director and is standing for re-election as a director. In addition, pursuant to a consulting agreement, Mr. Meyer agreed to serve as a consultant to the Company for three years following his retirement. In such capacity he assists with respect to transitional matters that may arise in connection with his retirement, he responds to requests for assistance or information concerning business matters with which he became familiar while employed, and he provides business advice and counsel to the Company with respect to business strategies and acquisitions, dispositions, development and redevelopment of multifamily rental properties. In addition, Mr. Meyer agreed that during the three-year consulting period he will not participate, as an officer, employee, consultant or in any other manner, in the affairs of a publicly-traded REIT or publicly-traded real estate company that, in either case, is primarily or significantly involved in the ownership, operation, management or rental of multifamily apartment homes. During the three-year consulting and noncompetition arrangement, the Company will pay to Mr. Meyer an annual fee of $1,395,000. In addition, in recognition of extra efforts that were needed during the first four calendar quarters of his retirement on account of transitional matters, the Company paid to Mr. Meyer an additional 5,880 shares of Common Stock per calendar quarter. In addition to the consulting agreement, in connection with Mr. Meyer's retirement the Company also entered into a Mutual Release and Separation Agreement and a Retirement Agreement (see "Employment Agreements and Severance Arrangements"). Pursuant to the Retirement Agreement, additional noncompetition arrangements of a more restrictive nature than described above will apply for so long as Mr. Meyer serves as a director of the Company.

INDEPENDENT PUBLIC ACCOUNTANTS

        Arthur Andersen LLP was retained as the Company's principal accountant for fiscal year 2001. As of the date of this proxy statement, the Company has not formally selected an accountant for 2002. The Audit Committee of the Board of Directors continues to monitor developments at Arthur Andersen LLP in light of recent business and legal developments affecting that firm. The Audit Committee will make a recommendation to the Board after further evaluation, which may include evaluating proposals from other accounting firms. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

OTHER MATTERS

Solicitation of Proxies

        The cost of solicitation of proxies for the Annual Meeting will be paid by the Company. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may also solicit proxies personally or by telephone without additional compensation for such activities. The Company will also request persons, firms, and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses.

Stockholder Proposals for Annual Meetings

        Stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in the Company's proxy statement and form of proxy for the 2003 annual meeting of stockholders must be received by the Company by December 2, 2002. Such a proposal must also comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the proxy statement and form of proxy.

        In accordance with our current Bylaws, for a proposal of a stockholder to be raised from the floor and presented at the Company's 2003 annual meeting of stockholders, other than a stockholder proposal intended to be included in our proxy statement and submitted pursuant to Rule 14a-8 of the

Exchange Act, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company, together with all supporting documentation required by the Company's Bylaws, (A) not prior to November 8, 2002 nor later than February 21, 2003 or (B) in the event that the 2003 annual meeting of stockholders is called for a date prior to April 30, 2003, not later than the close of business on (1) the twentieth (20th) calendar day (or if that day is not a business day for the Company, on the next succeeding business day) following the earlier of (x) the date on which notice of the date of such meeting was mailed to stockholders, or (y) the date on which the date of such meeting was publicly disclosed, or (2) if such date of notice or public disclosure occurs more than seventy-five (75) calendar days prior to the scheduled date of such meeting, then the later of (x) the twentieth (20th) calendar day (or if that day is not a business day for the Company, on the next succeeding business day) following the date of the first to occur of such notice or public disclosure or (y) the seventy-fifth (75th) calendar day prior to such scheduled date of such meeting (or if that day is not a business day for the Company, on the next succeeding business day). You may contact the Company's Secretary at the address mentioned below for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates. Any such proposals should be mailed to: AvalonBay Communities, Inc., 2900 Eisenhower Avenue, Suite 300, Alexandria, Virginia 22314, Attention: Secretary.

Other Matters to be Presented

        The Board of Directors does not know of any matters other than those described in this Proxy Statement which will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

        Regardless of the number of shares you own, your vote is important to the Company. Please complete, sign, date and promptly return the enclosed proxy card or authorize a proxy by telephone or over the Internet to vote your shares by following the instructions on your proxy card.

AVALONBAY COMMUNITIES, INC.

ANNUAL MEETING OF STOCKHOLDERS, MAY 7, 2002, 10:00 A.M. LOCAL TIME.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

P R O X Y

The undersigned hereby appoints Bryce Blair, Timothy J. Naughton, and Thomas J. Sargeant, and each of them, as proxies for the undersigned, each with full power of substitution, to represent and vote all shares of common stock, par value $0.01 per share, of AvalonBay Communities, Inc. (the "Company") held of record by the undersigned as of the close of business on March 18, 2002 and which the undersigned is entitled to vote only at the Annual Meeting of Stockholders (the "Annual Meeting"), to be held on May 7, 2002, 10:00 a.m. local time, and any adjournments or postponements thereof, with all of the powers the undersigned would possess if personally present at the Annual Meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the Proxy Statement and revokes any proxy heretofore given with respect to the Annual Meeting.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, INCLUDING WHETHER OR NOT TO ADJOURN THE ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THE PROXIES IN THEIR DISCRETION. AT THE PRESENT TIME, THE BOARD OF DIRECTORS IS NOT AWARE OF ANY OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE BOARD OF DIRECTORS TO VOTE WITH RESPECT TO THE ELECTION OF ANY PERSON AS DIRECTOR WHERE ONE OR MORE NOMINEES ARE UNABLE TO SERVE, OR FOR GOOD CAUSE WILL NOT SERVE, AND WITH RESPECT TO MATTERS INCIDENTAL TO THE CONDUCT OF THE ANNUAL MEETING. STOCKHOLDERS WHO PLAN TO ATTEND THE ANNUAL MEETING MAY REVOKE THEIR PROXY BY CASTING THEIR VOTE AT THE ANNUAL MEETING IN PERSON.

PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY
IN THE ENCLOSED POSTAGE-PAID ENVELOPE

SEE REVERSE SIDE	SEE REVERSE SIDE

AVALONBAY COMMUNITIES, INC.
2900 EISENHOWER AVENUE
THIRD FLOOR
ALEXANDRIA, VA 22314

Please take a moment now to authorize a proxy to vote your shares of AvalonBay Communities, Inc. common stock at the 2002 Annual Meeting of Stockholders.

YOU CAN AUTHORIZE A PROXY TO VOTE
YOUR SHARES TODAY IN ONE OF THREE WAYS:

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to AvalonBay Communities, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	AVALN1	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

AVALONBAY COMMUNITIES, INC.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1

1. To elect the following eight individuals to serve until the 2003 Annual Meeting of Stockholders and until their respective successors are elected and qualify: (01) Bryce Blair, (02) Bruce A. Choate, (03) John J. Healy, Jr., (04) Gilbert M. Meyer, (05) Charles D. Peebler, Jr., (06) Lance R. Primis, (07) Allan D. Schuster, and (08) Amy P. Williams.

For All	Withhold All	For All Except	To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.
☐	☐	☐

2. To vote and otherwise represent the undersigned on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof in the discretion of the proxy holder.

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign. If executed by a company or partnership, the proxy should be executed in the full corporate or partnership name and signed by a duly authorized person, stating his or her title or authority.

  IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE            ☐
  CHECK THE BOX TO THE RIGHT.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

QuickLinks

PROPOSAL 1 ELECTION OF DIRECTORS
Summary Compensation Table
Aggregated Option Exercises in Fiscal Year 2001 and Fiscal Year-End 2001 Option Values
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
INDEPENDENT PUBLIC ACCOUNTANTS
OTHER MATTERS